Exhibit 99.2

SteelCloud, Inc.
Q3 FY2008 Earnings Call Transcript
Moderator: Kevin Murphy
September 15, 2008
10:00 AM ET

Operator:

Good morning, ladies and gentlemen, and welcome to the SteelCloud 2008 Third Fiscal Quarter earnings call.

As a reminder, this conference is being recorded today, September 15, 2008. The conference will be available for replay.

I would now like to turn the conference over to Kevin Murphy, SteelCloud’s Chief Financial Officer. Please go ahead, sir.

Kevin Murphy:

Good morning everyone and welcome to SteelCloud’s earnings call for our third fiscal quarter of 2008. On the call today with me is Bob Frick, SteelCloud’s President and Chief Executive Officer.

Before we begin, let me read the Safe Harbor Statement.

Except for historical information, all the statements, expectations, and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following, business conditions and the amount of growth in the computer industry and the general economy; competitive factors; ability to attract and retain personnel and key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports. SteelCloud takes no obligation to update or correct forward-looking statements.

At this time, I’ll now turn the call over to Bob.

Robert Frick:

Thank you Kevin and good morning everyone. This morning we released our third quarter results ending July 31, 2008. Our results were less than projections due to the cyclic nature of our integration hardware revenues. Product delivery schedules of certain contracts were adjusted and rescheduled for future periods while other program awards were delayed until 2009. Some of these factors remain beyond our control and as I stated before eliminating the cyclic nature of our business is a major priority. During this earnings call I will report on our progress and plans of achieving that goal.

Let me provide you a “state of the Company” by addressing our four major business areas: Integration, Independent Software Vendors or “ISV”, Professional Services and SteelWorks Mobile.

First, our integration business will continue to be cyclic for the next 2 to 3 quarters. We currently have over $20 million in outstanding bids and proposals that we will actively work to close upon in the upcoming months. I am confident that our success in winning this additional Integration Business will be high. We are either the current incumbent on the bids we have submitted or these bids are new opportunities with repeat customers which reiterates the commitment our current customer base has made to our excellence and reliability. Our performance to date has been excellent and if we do capture that business our fiscal 2009 will be very successful.

Moving on to our Independent Software Vendors (or ISV) business: we continue to make excellent strides in revenue growth. We are continuing to add new ISV customers and are slated to add 3 to 5 new customers within the next 90 to 120 days. These new customers would represent $3 to $5 million in revenues during the first year of multi year contracts. These opportunities are with large, well recognized international companies that would add great value to our ISV business.

Our professional services business has been growing very nicely during the year. We are experiencing nearly 75% growth in this area for fiscal 2008. As I said at the beginning of the fiscal year we would grow this business with no investment and we have succeeded in that goal. We will end our fiscal year with a services run rate of approximately $4 million per year and have a pipeline of new business that could double that run rate in fiscal 2009. I am extremely pleased at the results of our hard work and that we are winning new higher end consulting services business that will not only improve our overall gross margins but will establish new past performance references for future growth.

Finally, our SteelWorks Mobile product launch, which represents a continuing transformation of SteelCloud into higher technology work, has resulted in a significant amount of activity that we believe will lead to positive results and revenues in FY 2009. Our strategy with this new product is three-fold: the U.S. commercial market, the U.S. Federal market and the international market.

For our commercial product, Steelworks Mobile Universal, we have recently executed a deal with a national reseller and distributor. We will announce that agreement shortly. This distributor does a high volume of BlackBerry product and accessory sales which directly fits our product suite while matching their ongoing portfolio and sales strategies. Now that we have signed up a major distributor we will take the next 90 to 120 days to establish the infrastructure and train the partner sales groups to generate significant sales. During this time, we will also sign up additional key distributors to sell our SteelWorks Mobile family of products.

SteelWorks FedMobile is our Department of Defense Information Assurance compliant BlackBerry Enterprise Server appliance. The Defense Information Systems Agency (DISA), which is the Information Assurance Arm of the Department of Defense, has audited our product in a live environment and validated that it conforms and complies with the applicable Security Technical Implementation Guides or STIGs. This is a critical step in our development of the SWFM product in that it validates our solution to a very complex security challenge for the DoD in its broad use of the BlackBerry. We will provide you more details of this accomplishment later this month with formal press announcements. We are very excited about this product as it represents a significant amount of intellectual property and solves a very real problem within the federal government. We are exploring other organizations and industries that could benefit from a BlackBerry Information Assurance compliance based solution similar to the SteelWorks FedMobile.

Our third area for our new product is the international market. We are currently in discussions with 3 international organizations to take this product to market. The BlackBerry product is a relatively new technology in these regions, and the limited technical resources of those regions available to install and maintain the BlackBerry environment, makes our product very compelling in these markets. These potential customers are currently testing our units in their live environments and we will keep you informed of the progress of these and other initiatives. We have made significant progress on SteelWorks Mobile in a relatively short period of time. Considering that our focus on this new product opportunity began this past January - in just over 8 months we have signed a national distributor agreement, developed important intellectual property with the STIG compliance solution, filed for 3 patents on these products and are currently working to close several international opportunities - all with a small team. It is the development of this type of intellectual property and products that will facilitate the transformation of SteelCloud from a hardware manufacturer into an international technology solutions provider. This is very exciting development and product for this Company.

Kevin will now discuss our financial status and I will return to summarize this earnings call.

Kevin Murphy:

Thanks Bob

This morning we released our results for our third quarter of fiscal 2008. Revenues for the quarter were approximately $2.6 million, compared to $4 million in fiscal 2007. The net loss for the third quarter of fiscal 2008 was approximately ($942,000) or 6 cents per share, compared to a loss of ($673,000) or 5 cents per share in fiscal 2007.

As Bob mentioned, the revenue decrease is attributable to adjustments to our contract delivery schedules and delays of program awards that were originally planned for the third quarter. Third quarter 2008 service revenues increased nearly 75% compared to fiscal 2007. Through the 9 months ended July 31, 2008 our IT Service revenues were approximately $2 million, which exceeded the total service revenues for the entire fiscal 2007.

As we mentioned in prior conference calls, the Company continues to manage its operating costs. As a result, operating expenses decreased 9% and 13% for the 3 months and 9 months ended July 31, 2008, respectively compared to fiscal 2007. We will continue to manage these expenses accordingly.

We entered the fourth quarter with contract backlog of over $4 million that we have continued to build upon during our current quarter.

We ended the third quarter with approximately $1.8 million in cash and $2.6 million in working capital and together with our unused $3.5 million line of credit; we have the means to readily execute our operational plan for fiscal 2008 and 2009.

It is our strategic plan to seek investment to build the infrastructure for our new products as we expand domestically and internationally. As Bob discussed earlier, we have a significant number of opportunities for SteelWorks Mobile and to aggressively capitalize on these opportunities, we believe that an investment of $3 to $5 million would provide the means necessary to properly execute that aggressive growth plan. If we choose not to raise the additional capital, we will execute a more conservative, longer term growth plan. Either way, we have plans to address each of these opportunities with realistic financial goals - with the appropriate return on investment expectations.

With that, I’ll turn the floor back to Bob.

Robert Frick:

Thanks Kevin.

As I discussed in my previous earnings calls SteelCloud has, over the past few years, delivered a significant amount of specialized computer hardware to one major customer either directly or via one of the major system integrators. The very nature of these relationships has resulted in significant revenue, but has also resulted in significant cycles throughout the fiscal year and fiscal quarter. I briefed you that one of my major objectives was to smooth or eliminate those cycles while growing the company from both top and bottom line perspectives. FY 2008 saw the delay in execution of some of this work due to business decisions internal to our customer base as well as the overall economic activity. Certain programs we believed would execute in 2008 have been delayed to 2009. Our outlook for the remainder of fiscal 2008 is the result of this impact. Most of our current bidding and engineering development activity will have a significantly positive impact for fiscal 2009.

As we proceed through the 4th quarter and into 2009 the major goals we previously established for SteelCloud at the beginning of 2008 remain in place. Those are:

1. To continue transformation of SteelCloud Products and capabilities in the development of significant technology services and solutions for the business community.

2. To smooth or eliminate the cyclic nature of our business through expansion of work to current and new customers and the development of new technology and products.

3. To seek step growth through investment, strategic partnership and technology development.

As stated before this is not an overnight exercise. It takes an extraordinary focus and dedication to detail on a daily basis. I believe we are proceeding down that path with significant success. We have seen and we will see additional challenges. The SteelCloud Team is confident we will succeed.

As Kevin mentioned, we are seeking capital investment which we believe is necessary for our success with our new product launch. We have several current initiatives and activities relating to the new product that we cannot adequately support with our current resources. We believe a critical success factor is the proper infrastructure and support of a new product. We believe this product can transform the Company into a leading edge technology solutions provider. Over the last year, Kevin and I have spoken to more than 60 potential institutional shareholders, investors, and analysts either face to face or via teleconference. During those sessions we were able to transform their impression of SteelCloud from that of a “contract manufacturer” to a technology based solutions provider. We have begun to shed the “contract manufacturer” perception with our value added engineering, design capability, our higher technology consulting services and by adding intellectual property to our business. Most importantly, as Kevin stated, we have the funding to maintain operations through 2009 and any investment we do obtain is focused only on the dynamic development and roll-out of the SWM family of products and follow-on solutions.

I look forward to achieving all of our stated goals. We have continued to manage costs without cutting capability. While the next quarter may be at the low end of our cyclic business, I believe that we will see the fruits of our current labors in fiscal 2009 in the form of growth in IT Services, Int/ISV Hardware and the SWM products. My pledge to the SteelCloud team and to the shareholders is to maintain focus, drive hard and perform with excellence. I am confident we will reach the goals we have set.

Before I open the floor to questions, let me repeat our disclosure practice. Though we strive to provide as much detail as possible, please appreciate the fact that the level of disclosure we can provide is impacted by a number of factors ------- some outside our control. Notably, the nature of our work with both the government and government contractors exposes SteelCloud to many restrictions regarding our ability to publicize some important projects.

With that said, I will now open the floor for questions from the audience.

AFTER Q&A Session

Robert Frick:

Thank you for taking the time to be with us today. We will continue to provide updates as appropriate - and we expect to have additional news in the next few weeks.